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                                                                    EXHIBIT 10.1





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                             BRUNSWICK CORPORATION
                              1 North Field Court
                          Lake Forest, Illinois 60045


                                January 19, 1996



PERSONAL AND CONFIDENTIAL

Mr. Henry Fong
Chief Executive Officer
Roadmaster Industries, Inc.
250 Spring Street, N.W.
Suite 3 South
Atlanta, Georgia 30303

         Re:     Purchase of Nelson/Weather-Rite Division

Dear Mr. Fong:

         Subject to the terms and conditions set forth below, Brunswick Corporation ("Purchaser") proposes to purchase the assets of the Nelson/Weather-Rite Division ("Nelson/Weather-Rite") from Roadmaster Industries, Inc. or its wholly-owned subsidiary, Nelson/Weather-Rite, Inc. ("Seller"; any reference herein to Seller shall include both Roadmaster Industries, Inc. and its wholly-owned subsidiary Nelson/Weather-Rite, Inc.). The terms and conditions to purchase Nelson/Weather-Rite are as follows:

         1. Purchase Agreement. The parties shall in good faith endeavor to execute a definitive purchase agreement within thirty (30) days of the date of this letter (the "Purchase Agreement") which shall reflect the terms of this letter and shall, among other things:

                 a. Contain customary representations, warranties and covenants, as well as indemnification and non-competition provisions (with no tax allocation for said non-competes);

                 b. Contain certain conditions providing that the obligations of the parties to consummate the proposed transaction shall be subject to receipt of any required consents or authorizations and other conditions usual and customary in transactions of this nature;

                 c. Subject to obtaining third party consents and authorizations, provide for a Closing Date of not later than March 31, 1996;





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                 d.       Contain a provision that Purchaser shall not be
         obligated to consummate the Purchase Agreement if there is a material adverse change in Nelson/Weather-Rite from the date of the Purchase Agreement until Closing;

                 e. Provide that Seller shall pay all federal, state and local sales or transfer taxes arising from the conveyance of Nelson/Weather-Rite to Purchaser; and

                 f. Provide that Seller shall be responsible for the payment of fees and expenses of SBC Capital Markets, Inc. for this transaction or any other transaction being contemplated by Seller.

         2. Purchase Price. The purchase price for Nelson/Weather-Rite shall be One Hundred Twenty Million Dollars ($120,000,000). The purchase price shall be payable in immediately payable funds or assumption of bank debt acceptable to Purchaser, or a combination thereof. The purchase price will be increased to the extent net working capital of Nelson/Weather-Rite as of the Closing Date is more than $45,049,000 or decreased to the extent that such net working capital is less than $45,049,000 (such amount being the amount of net working capital set forth on the November 24, 1995 balance sheet of Nelson/Weather-Rite attached hereto as Exhibit "A".) The term "net working capital" shall mean net accounts receivable, inventories and current prepaid items less accounts payable, and current accrued expenses. Real estate and property taxes, utilities and other similar items will be prorated as of the Closing Date (except to the extent such items are included in the net working capital).

         3. Nelson/Weather-Rite Division. The Nelson/Weather-Rite Division shall consist of all of the assets used or useful by Seller in the operation and business of Nelson/Weather-Rite, excluding Seller's cash and cash equivalents (such exclusion to be reflected in the net working capital adjustment) and financial and tax records consisting of Seller's general ledger and supporting documents. Seller shall convey Nelson/Weather-Rite free and clear of all liabilities other than current liabilities included in net working capital and any bank debt assumed as part of the payment of the purchase price.

         4. Structure of Transaction. The transaction will be structured as an asset sale, with Purchaser entitled to a stepped-up tax basis for the Nelson/Weather-Rite assets under applicable Federal income tax laws.

         5. Access. Pending the Closing, Purchaser, its agents, representatives, employees and accountants will conduct investigations of the business and operations of Nelson/Weather-Rite and, to this end, Seller will give Purchaser, its representatives, agents, employees and accountants, as reasonably requested, access to Nelson/Weather- Rite's books, records, premises and operations and such other documents and information, including access to work papers of Seller's outside accountants, as relates to the business and operations or financial condition of Nelson/Weather-Rite.

         6. Confidentiality. Purchaser and Seller each agrees that it will use its best efforts to keep confidential (except for such disclosure to attorneys, bankers, underwriters, investors, etc. as





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may be appropriate in the furtherance of this transaction) all information of a confidential nature obtained by it from the other (including the terms of this letter) in connection with the transactions contemplated by this letter and, in the event that such transactions are not consummated, will return to the other all documents and other materials obtained from the other in connection therewith.

         7. Press Releases. Purchaser and Seller shall jointly prepare, and determine the timing of, any press release or other announcement to the public relating to the execution of this letter. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this letter without the prior consent of each other party hereto, except that any party may make any disclosure required to be made by it under applicable law (including the Federal Securities Laws) if it determines in good faith that it is appropriate to do so and gives prior notice to the other party hereto, which notice shall include the contents of such press release or other public announcement.

         8. Costs. Each party shall bear its own costs incurred in connection with the transactions contemplated by this letter, including any brokerage or financial advisory fees incurred by it with respect to the transaction.

         9. Exclusive Dealings. For the 30-day period commencing on the date of this letter, Seller and its representatives will not, directly or indirectly, through any officer, director, agent or otherwise, (i) solicit, initiate, or encourage submission of inquiries, proposals, or offers from any potential buyer (other than Purchaser) relating to the disposition of Nelson/Weather-Rite, or any part thereof, or (ii) enter into or participate in any discussions regarding the disposition of Nelson/Weather-Rite, or any part thereof, to any potential buyer other than Purchaser.

         10. Assignment. Purchaser may assign its rights and obligations under this letter or under the Purchase Agreement to a wholly-owned subsidiary of Purchaser. Any such assignment shall not affect Purchaser' rights and obligations under this letter or the Purchase Agreement.

         11. Term. This proposal shall expire at 11:59 p.m., Eastern Time on January 19, 1996, unless earlier accepted by Seller.

         12. Purchaser's Obligation. The obligation of Purchaser under this letter to execute the Purchase Agreement shall be subject to Purchaser being reasonably satisfied with its review of Nelson/Weather-Rite's warehouse and other facilities, inventories and the contracts, leases, licenses and other items to be set forth in the schedules to the Purchase Agreement.

         13. Governing Law. This letter of intent shall be governed by the laws of the State of Delaware, without regard to conflict of law provisions.

         14. Counterparts. This letter may be signed by facsimile in counterparts, all of which taken together shall constitute one instrument, and any of the parties hereto may execute this letter by signing any such counterpart. This letter shall become effective upon execution by all parties hereto.





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         Please indicate your acceptance of the terms and conditions of this proposal by signing in the space provided below.

                                   Very truly yours,

                                   BRUNSWICK CORPORATION



                                   By: /s/ Peter N. Larson
                                       ----------------------------------------
                                       Peter N. Larson, Chief Executive Officer

ACCEPTED AND AGREED TO:

ROADMASTER INDUSTRIES, INC.


By:  /s/ Henry Fong
     ---------------------------------
     Henry Fong, Chief Executive Officer

DATE:  January 19, 1996